Exhibit 99.1

NAPCO Announces Second Quarter Fiscal 2023 Results

-2nd Quarter Net Sales Increase 27% to a Q2 Record $42.3 Million-
-2nd Quarter Recurring Service Revenues Increase 35% to $14.9 Million With Gross Margins of 89%-
-Quarterly Record Net Income of $8.4M and Adjusted EBITDA* of $10.3 Million -

AMITYVILLE, N.Y., Feb. 6, 2023 /PRNewswire/ -- NAPCO Security Technologies, Inc. (NASDAQ: NSSC), one of the leading manufacturers and designers of high-tech electronic security devices, wireless recurring communication services for intrusion and fire alarm systems as well as a leading provider of school safety solutions, today announced financial results for its second quarter of fiscal 2023.

Financial Highlights:

●	Net sales for the quarter increased 27% to a Q2 record of $42.3 million as compared to $33.4 million for the same period last year.
●	Recurring service revenue ("RSR") for the quarter increased 35% to $14.9 million as compared to $11.0 million for the same period last year. Recurring service revenue had a prospective annual run rate of approximately $59 million based on January 2023 recurring revenues.
●	Gross margin for recurring service revenue for the quarter was 89% as compared to 87% for the same period last year.
●	Net income for the quarter was a quarterly record $8.4 million as compared to $1.0 million for the same period a year ago.
●	Earnings per share (diluted) for the quarter was $0.23 as compared to $0.03 for the same period a year ago.
●	Adjusted EBITDA* for the quarter was a quarterly record $10.3 million as compared to $3.1 million for the same period a year ago, a 232% increase.
●	Adjusted EBITDA per share (diluted)* for the quarter was $0.28 as compared to $0.08 for the same period a year ago, a 250% increase.
●	Cash and cash equivalents, other investments and marketable securities were $47.1 million at December 31, 2022 as compared to $46.8 million at June 30, 2022, a 1% increase. The Company had no debt as of December 31, 2022.
●	Cash Provided by Operating Activities for the six months ended December 31, 2022 was $1.1 million as compared to $7.8 million for the same period last year. This decrease was primarily due to Inventories increasing by $14.8 million, resulting primarily from the Company's decision to purchase hard to get parts used in products that generate recurring service revenues for the Company.

Richard Soloway, Chairman and President, commented, "The strong sales and profitability generated during the first quarter of fiscal 2023, continued during the second quarter, with Q2 record sales of $42.3 million, a 27% increase over last year's Q2 and the ninth consecutive quarter of record year-over-year quarterly sales. Our net income of $8.4 million is the largest quarterly net income in the Company's history. Both equipment revenue and recurring service revenue, which increased 23% and 35%, respectively, contributed to the year-over-year overall sales growth. Gross margin for recurring service revenue increased 200 basis points to 89% and gross margins on hardware increased to 23% when compared to FY2022 Q2 margins of 87% and 8%, respectively. Overall gross margins were 46%, a significant increase over last year's Q2 gross margin of 34%.

NAPCO continued to execute exceptionally well in the second quarter, with strong growth in Q2 on Revenue, Net Income, EPS and Adjusted EBITDA*, despite ongoing challenges within our supply chains. While we are pleased with our record breaking sales and profitability performance, we continue to remain focused on aggressively managing these logistical challenges, in order to ensure that we remain well positioned to meet the needs of our customers. We continue to manage these issues by re-engineering products, developing alternative, lower cost and more readily available supply sources and delivery methods and continuing to work closely with our customers and suppliers to navigate through these extraordinary times.

Our strategy to temporarily sacrifice hardware gross margin by purchasing components at higher prices so that we can continue to manufacture radios, which lead to continued high margin recurring service revenue for each radio installed and operating, continues to work well. As previously discussed, to further accelerate our profitable growth, we continue to work on a number of strategic activities, including the development of alternative sources for those micros that are in high demand and which are key components in our Starlink radios. We expect to see additional gross margin improvement from these activities within the next three months.

Our balance sheet continues to be strong, with cash and cash equivalents, other investments and marketable securities of $47.1 million and no debt at December 31, 2022. We continue to leverage our strong balance sheet by purchasing difficult to obtain electronic components which, while resulting in a significant inventory increase, has also led to continued strong sales growth. This reflects management's strategic decision to continue to invest resources in maximizing the production and sales of its cellular radios, which result in the highly profitable and continuous recurring service revenue, and which generated a gross margin of 89% in Q2.

School security continues to be a major concern to many of the 131,000 K-12's and 5,300 colleges and universities in the U.S. Despite the many shootings that continue to occur in schools throughout the U.S., the need for improved security measures is greater than ever, and increased federal and state funding continues to be available to aid most schools and school districts. As such, our fully integrated technologies for school security continues to remain a top priority for NAPCO and we remain focused on further penetrating this market.

NAPCO's outstanding record breaking results for the first half of fiscal 2023 is a result of the strong demand of each of our product lines including Starlink radios, our Alarm Lock and Marks locking products as well as our Continental access control systems, and we expect this demand to continue through the balance of fiscal 2023 and into next year. We are mindful of the unpredictable volatility associated with the current global supply chain constraints and we believe our seasoned management team's experience and methods from previous supply chain shortages position us well to mitigate such challenges. Our fundamental strategy continues to be to provide seamless security solutions for our customers and to continue to grow recurring service revenue, with both existing products as well as new ones, such as the unique to the industry Air Access products, which we expect will now generate a new stream of recurring service revenue from the locking and access control segments of our business. We continue to remain focused on our goal to generate strong revenue growth as well as increased profitability for the remainder of fiscal 2023 and beyond, thus delivering significant value to our shareholders. The second quarter of fiscal 2023 generated record-breaking sales and profitability and I believe that our best quarters are yet to come.

Mr. Soloway concluded, " Finally, I am pleased to announce that David Paterson, the Governor of New York from March 2008 until January 2011, has joined our Board of Directors. David has vast experience in crime and security issues and is an outspoken advocate of safety by combatting crime traditionally and with new methods and systems. He will bring his unique perspectives to NAPCO as we plan for the future growth and success of the Company".

Financial Results

Net sales for the quarter increased 27% to a quarterly record of $42.3 million, as compared to $33.4 million for the same period one year ago. Net sales for the six months increased 27% to $81.8 million, as compared to $64.5 million for the same period one year ago.  Research and development costs for the quarter increased 12% to $2.2 million or 5% of sales as compared to $2.0 million or 6% of sales for the same period a year ago. Research and development costs for the six months increased 19% to $4.7 million or 6% of sales as compared to $3.9 million or 6% of sales for the same period a year ago. Selling, general and administrative expenses for the quarter decreased 5% to $7.8 million or 18% of net sales, as compared to $8.2 million, or 25% of sales for the same period last year. Selling, general and administrative expenses for the six months increased 5% to $16.3 million or 20% of net sales, as compared to $15.5 million, or 24% of sales for the same period last year.

Operating income for the quarter increased 643% to $9.4 million as compared to $1.3 million for the same period last year. Operating income for the six months ended December 31, 2022 increased 206% to $16.7 million as compared to $5.4 million for the same period last year. Net income for the quarter was a quarterly record $8.4 million or $0.23 per diluted share as compared to $1.0 million or $0.03 per diluted share for the same period last year, a 714% increase. Net income for the six months was $14.8 million or $0.40 per diluted share as compared to $8.8 million or $0.24 per diluted share for the same period last year, a 69% increase.

Adjusted EBITDA* for the quarter was a quarterly record $10.3, million, or $0.28 per diluted share, as compared to $3.1 million, or $0.08 per diluted share for the same period last year, a 232% increase. Adjusted EBITDA* for the six month was $18.6, million, or $0.50 per diluted share, as compared to $7.8 million, or $0.21 per diluted share for the same period last year, a 138% increase.

Recurring service revenue had a prospective annual run rate of approximately $61 million based on December 2022 recurring revenues. Based on January 2023, the prospective annual run rate for recurring service revenue dipped to approximately $59 million.  Management believes this decrease is not reflective of any downward sales trend, but, instead is the result of an identifiable market event that may ultimately benefit the Company.  Verizon, as previously announced, completed its 3G sunset in the beginning of January 2023, meaning that customers with 3G radios no longer received ongoing service.  Management believes that a portion of the active NAPCO Starlink radios that lost communication due to the Verizon 3G sunset, have not yet been replaced. Ultimately, the Company anticipates that many of these NAPCO 3G radios will be replaced with NAPCO's newer generation radios which should result in both additional hardware revenue and increasing recurring revenue for the Company.

Net income and earnings per share for last year's six month period reflected Other income of $3.9 million which resulted from extinguishment of debt during the quarter ended September 30, 2021. Without such benefit, net income and earnings per share for the six months ended December 31, 2021 would have been $4.9 million and $0.13, respectively.

Balance Sheet Summary

At December 31, 2022, the Company had $47.1 million in cash and cash equivalents, other investments and marketable securities as compared to $46.8 million as of June 30, 2022. Working capital (defined as current assets less current liabilities) was $101.6 million at December 31, 2022 as compared with working capital of $93.1 million at June 30, 2022. Current ratio (defined as current assets divided by current liabilities) was 6.6:1 at December 31, 2022, and 4.5:1 at June 30, 2022.

Conference Call Information

Management will conduct a conference call at 11 a.m. ET today, February 6, 2023. Interested parties may participate in the call by dialing 1-877-407-4018 or for international callers, 1-201-689-8471, about 5-10 minutes prior to the start time of 11 a.m. ET. The conference call will also be available on replay starting at 2 p.m. ET on February 6, 2023 and ending on February 13, 2023 at 11:59 p.m. ET. For the replay, please dial 1-844-512-2921 domestically, or 1-412-317-6671 for international callers, and use the replay access code 13736002. In addition, the call will be webcast and will be available on the Company's website at www.napcosecurity.com.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc., is one of the leading manufacturers and designers of high-tech electronic security devices, wireless recurring communication services for intrusion and fire alarm systems as well as a leading provider of school safety solutions, The Company consists of four Divisions: NAPCO, plus three wholly owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, but are not limited to, statements relating to the impact of COVID-19 pandemic; supply chain challenges and developments; the growth of recurring service revenue and annual run rate; the strength of our balance sheet; our expectations regarding future results;  the introduction of new access control and locking products; the opportunities for school security products; business trends , including the replacement of 3G radios, and our ability to execute our business strategies. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those risk factors set forth in the Company's filings with the Securities and Exchange Commission, such as our annual report on Form 10-K and quarterly reports on Form 10-Q. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and the Company undertakes no duty to update such information, except as required under applicable law.

*Non-GAAP Financial Measures

Certain non-GAAP measures are included in this press release, including non-GAAP operating income, Adjusted EBITDA and Adjusted EBITDA per share (diluted). We define Adjusted EBITDA as GAAP net income plus income tax expense, net interest expense, non-cash stock-based expense, non-recurring legal expense, other non-recurring income and depreciation and amortization expense. Non-GAAP operating income does not include amortization of intangibles or stock-based compensation expense. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. Our use of non-GAAP financial measures has certain limitations in that such non-GAAP financial measures may not be directly comparable to those reported by other companies. For example, the terms used in this press release, such as Adjusted EBITDA, do not have a standardized meaning. Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of our performance in relation to other companies. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures set forth above.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2022
	(unaudited)	June 30, 2022

	(in thousands, except share data)
CURRENT ASSETS
Cash and cash equivalents	$32,007	$41,730
Investments - other	10,068	—
Marketable securities	5,028	5,068
Accounts receivable, net of allowance for credit losses of $215 and $243 as of December 31, 2022 and June 30, 2022, respectively	20,985	29,218
Inventories, net	48,661	40,781
Prepaid expenses and other current assets	2,827	2,838
Total Current Assets	119,576	119,635
Inventories - non-current, net	15,531	9,005
Property, plant and equipment, net	7,984	7,939
Intangible assets, net	4,119	4,300
Deferred income taxes	828	—
Operating lease asset	5,961	7,350
Other assets	364	347
TOTAL ASSETS	$154,363	$148,576

CURRENT LIABILITIES
Accounts payable	$8,110	$11,072
Accrued expenses	7,215	9,489
Accrued salaries and wages	2,383	4,064
Accrued income taxes	291	1,868
Total Current Liabilities	17,999	26,493
Deferred income taxes	—	166
Accrued income taxes	1,082	1,058
Long term operating lease liabilities	5,786	7,068
TOTAL LIABILITIES	24,867	34,785
COMMITMENTS AND CONTINGENCIES (Note 12)
STOCKHOLDERS’ EQUITY
Common Stock, par value $0.01 per share; 100,000,000 shares authorized as of December 31, 2022 and June 30, 2022; 39,639,433 and 39,628,197 shares issued; and 36,745,718 and 36,734,482 shares outstanding, respectively	396	396
Additional paid-in capital	20,862	20,005
Retained earnings	127,759	112,911
Less: Treasury Stock, at cost (2,893,715 shares)	(19,521)	(19,521)
TOTAL STOCKHOLDERS’ EQUITY	129,496	113,791
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$154,363	$148,576

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months ended December 31,
	2022	2021

	(in thousands, except for share and per share data)
Net sales:
Equipment revenues	$27,434	$22,380
Service revenues	14,880	11,028
	42,314	33,408
Cost of sales:
Equipment related expenses	21,187	20,571
Service-related expenses	1,665	1,394
	22,852	21,965

Gross Profit	19,462	11,443

Operating expenses:
Research and development	2,222	1,978
Selling, general, and administrative expenses	7,804	8,195
Total Operating Expenses	10,026	10,173

Operating Income	9,436	1,270

Other income (expense):
Interest and other income (expense), net	187	58
Income before Provision for Income Taxes	9,623	1,328
Provision for Income Taxes	1,177	291
Net Income	$8,446	$1,037

Income per share:
Basic	$0.23	$0.03
Diluted	$0.23	$0.03

Weighted average number of shares outstanding:
Basic	36,772,000	36,728,000
Diluted	36,997,000	36,898,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Six Months Ended December 31,
	2022	2021

	(in thousands, except for share and per share data)
Net sales:
Equipment revenues	$53,121	$43,207
Service revenues	28,686	21,252
	81,807	64,459
Cost of sales:
Equipment related expenses	40,852	36,743
Service-related expenses	3,326	2,817
	44,178	39,560

Gross Profit	37,629	24,899

Operating expenses:
Research and development	4,650	3,909
Selling, general, and administrative expenses	16,294	15,541
Total Operating Expenses	20,944	19,450

Operating Income	16,685	5,449

Other income (expense):
Interest and other income (expense), net	84	75
Gain on extinguishment of debt	—	3,904
Income before Provision for Income Taxes	16,769	9,428
Provision for Income Taxes	1,921	639
Net Income	$14,848	$8,789

Income per share:
Basic	$0.40	$0.24
Diluted	$0.40	$0.24

Weighted average number of shares outstanding:
Basic	36,731,000	36,720,000
Diluted	36,957,000	36,877,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months ended December 31,
	2022	2021

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$14,848	$8,789
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	928	884
Gain on disposal of fixed asset	(15)	—
Interest (income) on other investments	(68)	—
Unrealized loss (gain) on marketable securities	118	36
(Recovery of) provision for credit losses	(28)	—
Change to inventory reserve	350	—
Deferred income taxes	(994)	96
Stock based compensation expense	812	1,344
Gain on extinguishment of debt	—	(3,904)
Changes in operating assets and liabilities:
Accounts receivable	8,261	4,550
Inventories	(14,755)	(5,287)
Prepaid expenses and other current assets	11	(207)
Income tax receivable	—	—
Other assets	(17)	(130)
Accounts payable, accrued expenses, accrued salaries and wages, accrued income taxes	(8,363)	1,630
Net Cash Provided by (Used in) Operating Activities	1,088	7,801
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(816)	(771)
Proceeds from disposal of fixed asset	38	—
Purchases of marketable securities and other investments	(10,078)	(40)
Net Cash Used in Investing Activities	(10,856)	(811)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stock option exercises	45	155
Net Cash Provided by Financing Activities	45	155

Net (decrease) increase in Cash and Cash Equivalents	(9,723)	7,145
CASH AND CASH EQUIVALENTS - Beginning	41,730	34,806
CASH AND CASH EQUIVALENTS - Ending	$32,007	$41,951
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$8	$8
Income taxes paid	$4,469	$2,154

NAPCO SECURITY TECHNOLOGIES, INC.
NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)
(in thousands, except share and per share data)
	3 months ended December 31,		6 months ended December 31,
	2022	2021	2022	2021
Net income (GAAP)	$ 8,446	$ 1,037	$ 14,848	$ 8,789
Add back provision for income taxes	1,177	291	1,921	639
Add back interest and other income (expense), net	(187)	(58)	(84)	(3,979)
Operating Income (GAAP)	9,436	1,270	16,685	5,449
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	91	98	181	196
Add back stock-based compensation expense	335	1,255	812	1,344
Add back non-recurring legal expenses	55	131	190	131
Adjusted non-GAAP operating income	9,917	2,754	17,868	7,120
Add back depreciation and other amortization	380	348	747	688
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization)	$ 10,297	$ 3,102	$ 18,615	$ 7,808

Adjusted EBITDA per Diluted Share*	$ 0.28	$ 0.08	$ 0.50	$ 0.21
Weighted average number of Diluted Shares outstanding	36,997,000	36,898,000	36,957,000	36,877,000

Contacts:

Patrick McKillop

Director of Investor Relations

NAPCO Security Technologies, Inc.

Office 800-645-9445 x 374

Mobile 516-404-3597

pmckillop@napcosecurity.com